Exhibit 3.1

AMENDMENT NO. 1 TO

SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF MACQUARIE INFRASTRUCTURE FUND, L.P.

This AMENDMENT No. 1 (this “Amendment”) to the Second Amended and Restated Limited Partnership Agreement dated October 31, 2025 (as further amended, restated, modified or supplemented, the “Partnership Agreement”), of Macquarie Infrastructure Fund, L.P., a Delaware limited partnership (the “Partnership”), is made and effective as of February 2, 2026, by and among MIF GP, LLC, a Delaware limited liability company, as general partner (the “General Partner”). Capitalized terms used herein but not defined herein shall have the meaning set forth in the Partnership Agreement.

W I T N E S S E T H

WHEREAS, the Partnership is currently governed by the Partnership Agreement;

WHEREAS, as set forth in Section 9.1(a) of the Partnership Agreement, the General Partner desires to amend the Partnership Agreement as set forth herein; and

WHEREAS, the General Partner, in its discretion, has determined that this Amendment will not have a material adverse effect on the Limited Partners in the aggregate.

NOW, THEREFORE, in consideration of the foregoing premises, the terms of this Amendment and other consideration, the sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

1. Amendment to Definition of Fiscal Year. The definition of Fiscal Year as used in the Partnership Agreement is hereby amended and restated to read as follows: “Fiscal Year means each period commencing on April 1 of each year and ending on March 31 of the succeeding year (or on the date of a final distribution pursuant to Section 7.2 hereof), unless the General Partner shall designate another fiscal year for the Fund that is a permissible fiscal year under the Code.”

2. Entire Agreement. Except as amended by this Amendment, the Partnership Agreement remains unaltered and in full force and effect. The Partnership Agreement, as amended by this Amendment, embodies the entire understanding of the parties, supersedes any prior agreements or understandings with respect to the subject matter hereof, and cannot be altered, amended, supplemented, or abridged, or any provisions waived except by the written consent of the parties.

3. Counterparts. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

4. Governing Law. This Amendment shall be governed by, all the terms and provisions hereof shall be construed under, and any dispute shall be determined under the laws of the State of Delaware without regard to the conflict of law principles of such State or any other principle that would direct the application of the laws of any other state.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of the date first above written.

GENERAL PARTNER:

MIF GP, LLC

By:	/s/ Peter Bendall
	Name:	Peter Bendall
	Title:	Vice President

By:	/s/ John H. Kim
	Name:	John H. Kim
	Title:	Secretary

[Signature Page to Amendment to the Second A&R LPA of Macquarie Infrastructure Fund, L.P. ]